Exhibit 10.77

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

            This First Amendment to Purchase and Sale Contract (this “Amendment”) is made as of June 4, 2009, between CCIP KNOLLS, L.L.C., a Delaware limited liability company, with an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”) and HAMILTON ZANZE & COMPANY, a California corporation, with an address at 37 Graham Street, Suite 200B, San Francisco, California 94129 (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of May 12, 2009 (as amended, the “Agreement”) with respect to the sale of certain property known as The Knolls located in El Paso County, Colorado, as described in the Agreement; and

            WHEREAS, Seller and Purchaser desire to amend the Agreement on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Housing Assistance Program Vouchers.      Seller has informed Purchaser that there are no HAP Contracts to be assumed by Purchaser.  Accordingly, Section 4.8 of the Agreement is hereby deleted in its entirety and further, Section 4.8 shall be treated as if it was deleted on the Effective Date.  Thus, Seller shall not be deemed to have been in default under the Agreement for its failure to deliver or make available to Purchaser, as part of the Materials, copies of the HAP Contracts which are in Seller’s possession or reasonable control within 5 calendar days after the Effective Date as required under Section 4.8 of the Agreement.  Additionally, Purchaser shall not be deemed to have been in default under the Agreement for having failed to submit all applications, documents, information, materials and fees to the Housing Authority, required in order for the Housing Authority to approve Purchaser’s request for pre-approval as an entity qualified to assume the HAP Contracts, no later than 15 days after the Effective Date, and thereafter for having failed to diligently proceed using its best efforts to obtain such pre-approval as soon as possible, all as required under Section 4.8 of the Agreement.

            Sections 1.25, 1.26 and 1.27 of Schedule 1 to the Agreement are also hereby deleted in their entirety.

3.      Miscellaneous.           This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CCIP KNOLLS, L.L.C.,

a Delaware limited liability company

By:     CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES,

          LP SERIES B,

          a Delaware limited partnership, its member

By:    CONCAP EQUITIES, INC.,

         a Delaware corporation, its general partner

By: /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

HAMILTON ZANZE & COMPANY,

a California corporation

By: /s/Anthony Zanze

Name:Anthony Zanze

Title: CFO